TFGT NSAR 09/30/09

EXHIBIT 77I


TFGT INTERMEDIATE FIXED INCOME FUND:

The Fund's Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Institutional shares of the Fund.

            Shareholder Fees
(fees paid directly from your investment)
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                                                                      None
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      Annual Fund Operating Expenses
(expenses that are deducted from Fund assets)
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Management Fees(1)                                                    0.40%
Other Expenses                                                        0.70%
Total Annual Fund Operating Expenses                                  1.10%
Less Fee Waiver and/or Expense Reimbursement(2)                       0.70%
Net Expenses                                                          0.40%
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(1)   "Management Fees" have been restated to reflect that the Board of Trustees approved a change to the Fund's advisory fee schedule effective April 22, 2009. Under the previous fee schedule, the Fund paid 0.45% of average net assets. Under the amended fee schedule, the Fund pays a fee of 0.40% of average net assets.
(2) Touchstone Advisors and the Trust have entered into an expense limitation agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its fees and/or reimburse certain Fund expenses in order to limit annual fund operating expenses (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, the cost of "Acquired Fund Fees and Expenses," if any, and other extraordinary expenses not incurred in the ordinary course of Touchstone's business). This expense limitation will remain in effect until at least January 31, 2011. Touchstone
      Advisors, Inc. has no ability to recoup amounts waived or reimbursed. Pursuant to this agreement, "Net Expenses" will not exceed 0.40%.

Example. This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same (except that contractual fee waivers are reflected only for the length of the contractual limit, i.e., the first year in the example). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year                                         $41
3 Years                                       $280
5 Years                                       $538
10 Years                                    $1,277
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The above example is for comparison purposes only and is not a representation of a Fund's actual expenses and returns, either past or future.
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BUYING AND SELLING FUND SHARES

Minimum Investment Requirements
                                                 INSTITUTIONAL SHARES
                                                 Initial        Additional
                                               Investment       Investment
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Regular Account                                $ 500,000           None
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You may buy and sell shares in the Fund on a day when the New York Stock
Exchange is open for trading. Shares are available through Touchstone Securities, Inc. or your financial institution. For more information about buying and selling shares see the section "Investing with Touchstone" of the Fund's prospectus or call 1.800.543.0407.

TAX INFORMATION

The Fund intends to distribute substantially all of its ordinary income and any capital gains to its shareholders.

PAYMENTS TO BROKER-DEALERS AND OTHER FINANCIAL INTERMEDIARIES

If you purchase the Fund through a broker-dealer or other financial institution (such as a bank), the Fund and its related companies may pay the financial institution for the sale of Fund shares and related services. These payments may create a conflict of interest by influencing the broker-dealer or other financial institution and your salesperson to recommend the Fund over another investment. Ask your salesperson or visit your financial institution's web site for more information.